ClubCorp Holdings, Inc. Announces Confidential Submission of Draft
Registration Statement for Initial Public Offering to Securities and Exchange Commission

Tuesday, July 9, 2013

DALLAS, TX - ClubCorp Holdings, Inc. (“ClubCorp”) announced today that it has previously submitted a draft registration statement on Form S-1 on a confidential basis, to the Securities and Exchange Commission (the "SEC") for a possible initial public offering of shares of its common stock. An affiliate of KSL Capital Partners, LLC is also expected to offer a portion of its shares in ClubCorp. The total number of shares to be offered and the price range for the offering have not yet been determined.

ClubCorp intends to use the net proceeds it receives from the offering to reduce a portion of outstanding indebtedness and for other general corporate purposes. The offering is expected to commence after the SEC completes the review process initiated by ClubCorp's confidential submission of its draft registration statement, subject to market and other conditions.

This announcement is being made pursuant to and in accordance with Rule 135 under the Securities Act of 1933. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, securities, and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction.